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                                                                     Exhibit 23

CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the registration statement of GENICOM Corporation and Subsidiaries on Form S-8 (FILE Nos. 33-29388, 33-41148, 33-49472, 33-53843, 333-01845, 333-56827, 333-56825, 333-56853, and 333-30153)
of our report dated February 5, 1999, except as to Note 6 for which the date is April 5, 1999 on our audits of the consolidated financial statements and financial statement schedule of GENICOM Corporation and Subsidiaries as of January 3, 1999 and December 28, 1997 and for the three fiscal years in the period ended January 3, 1999, which report is included on page F-2 in this Annual Report on Form10-K.




PricewaterhouseCoopers LLP
McLean, Virginia
April 5, 1998